Exhibit 99.1

Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, Virginia 24091

Contact:	Leon Moore	Telephone: (540) -745-4191
	Chairman of the Board, President and CEO	FAX: (540-) 745-4133

Stephanie K. Sigman
Senior Vice President and Principal Financial Officer

November 16, 2006	Traded: OTC Bulletin Board	Symbol: CDBK

For Immediate Release

Cardinal Bankshares Corporation Announces Increased Earnings for the First Nine Months of 2006

FLOYD, VA – Cardinal Bankshares Corporation is pleased to report increased year to date earnings for the first nine months of 2006 as compared to the same period for 2005. “With continued branch expansion, we are quite pleased to report this increase in earnings”, stated Leon Moore, chairman and chief executive officer.

Net income for the first nine months of 2006 amounted to $1,880,000, a slight increase of $275,000 from the income of $1,605,000 for the same period in 2005. Basic earnings amounted to $1.23 per share as compared to $1.05 per share for the first nine months of 2005. This represents an increase of 17.1% above ending figures of September 2005.

Noninterest expense decreased approximately $8,000 the first nine months of 2006 compared to the first nine months of 2005. Increases in personnel expenses related to Tanglewood and Salem branches added during 2005 have been offset by decreases in occupancy and equipment expenses and other operating expenses.

Total assets at September 30, 2006 were $191,431,000. Net loans ended the first nine months at $121,650,000. Deposits at September 30, 2006 were $161,521,000.

Mr. Moore stated, “Asset quality remains good and our capital position remains strong. Higher yields on loans and investments have helped us to continue seeing net income increase and a good interest margin.”

Moore added, “Construction has begun for our eighth branch. We still anticipate opening the branch in early 2007. This branch in Pulaski County, Virginia will serve the Fairlawn community. With this expansion, I believe the bank is well positioned for future growth and success. The bank continues to consider market strategies to attract and retain customers. We appreciate the support of our customers, shareholders and employees. We welcome your comments and the opportunity to serve you.”

Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke, Salem and Willis, Virginia.

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This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.

Cardinal Bankshares Corporation and Subsidiary

Consolidated Balance Sheets

(In thousands, except share data)	(Unaudited) September 30, 2006	(Audited) December 31, 2005
Assets

Cash and due from banks	$3,896	$4,292
Interest-bearing deposits	9,655	9,042
Federal funds sold	7,775	5,125
Investment securities available for sale, at fair value	19,047	19,308
Investment securities held to maturity (fair value September 30, 2006 - $17,418; December 31, 2005 - $17,743)	17,238	17,470
Restricted equity securities	554	546

Total loans	123,242	129,981
Allowance for loan losses	(1,592)	(1,427)

Net loans	121,650	128,554

Bank premises and equipment, net	3,880	3,997
Accrued interest receivable	936	998
Foreclosed properties	212	418
Bank owned life insurance	4,749	4,631
Other assets	1,839	1,854

Total assets	$191,431	$196,235

Liabilities and Stockholders’ Equity

Noninterest-bearing deposits	$27,044	$26,747
Interest-bearing deposits	134,477	141,101

Total deposits	161,521	167,848

Securities sold under agreements to repurchase	—	134
Accrued interest payable	172	134
Other liabilities	1,217	1,061

Total liabilities	162,910	169,177

Commitments and contingent liabilities	—	—

Stockholders’ Equity

Common stock, $10 par value, 5,000,000 shares authorized, 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	10,298	8,833
Accumulated other comprehensive income, net	(59)	(57)

Total stockholders’ equity	28,521	27,058

Total liabilities and stockholders’ equity	$191,431	$196,235

Cardinal Bankshares Corporation and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except share data)	2006	2005	2006	2005
Interest income

Loans and fees on loans	$2,493	$2,211	$7,076	$6,378
Federal funds sold and securities purchased under agreements to resell	68	52	142	110
Investment securities:
Taxable	203	178	602	596
Exempt from federal income tax	210	227	641	695
Deposits with banks	111	55	307	89

Total interest income	3,085	2,723	8,768	7,868

Interest expense

Deposits	1,047	925	3,003	2,544
Borrowings	—	3	—	25

Total interest expense	1,047	928	3,003	2,569

Net interest income	2,038	1,795	5,765	5,299
Provision for loan losses	135	12	165	48

Net interest income after provision for loan losses	1,903	1,783	5,600	5,251

Noninterest income

Service charges on deposit accounts	73	68	205	197
Other service charges and fees	24	27	73	76
Net realized gains on sales of securities	—	—	3	9
Other operating income	90	82	312	244

Total noninterest income	187	177	593	526

Noninterest expense

Salaries and employee benefits	733	781	2,221	2,166
Occupancy and equipment	165	170	505	535
Foreclosed assets, net	—	(17)	(9)	(17)
Other operating expense	396	398	1,017	1,058

Total noninterest expense	1,294	1,332	3,734	3,742

Income before income taxes	796	628	2,459	2,035
Income tax expense	186	126	579	430

Net Income	$610	$502	$1,880	$1,605

Basic earnings per share	$0.40	$0.33	$1.23	$1.05
Diluted earnings per share	$0.40	$0.33	$1.23	$1.05
Weighted average basic shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733
Weighted average diluted shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733